Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER FISCAL 2021 RESULTS

The Company Reports Net Income of $1.49 Million in the September 2020 Quarter

Loans Held for Investment Decrease 2% from June 30, 2020 to $885.0 Million

Total Deposits Increase 1% from June 30, 2020 to $904.7 Million

Non-Performing Assets Decrease 8% to $4.5 Million at September 30, 2020 in
Comparison to $4.9 Million at June 30, 2020

Non-Interest Expense Declines 3% to $6.99 Million in the September 2020 Quarter in
Comparison to the September 2019 Quarter

Riverside, Calif. – October 28, 2020 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced first quarter earnings results for the fiscal year ending June 30, 2021.
            For the quarter ended September 30, 2020, the Company reported net income of $1.49 million, or $0.20 per diluted share (on 7.46 million average diluted shares outstanding), down from net income of $2.56 million, or $0.33 per diluted share (on 7.65 million average diluted shares outstanding), in the comparable period a year ago. Compared to the same quarter last year, the decrease in earnings was primarily attributable to lower net interest income and a higher provision for loan losses, partly offset by lower non-interest expenses (mainly, lower salaries and employee benefits expenses related to fewer employees and reduced incentive compensation).

“To date, Provident has successfully navigated the weak economic conditions resulting from the COVID-19 pandemic.  The Company was well-positioned for an economic downturn before the pandemic struck and our employees have been exceptional in overcoming the operational challenges subsequent to its onset,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “We will continue to operate the Company in a prudent manner and respond as required to the elevated risks in the current operating environment,” said Mr. Blunden.
Return on average assets for the first quarter of fiscal 2021 was 0.50 percent, down from 0.95 percent for the same period of fiscal 2020; and return on average stockholders’ equity for the first quarter of fiscal 2021 was 4.78 percent, down from 8.46 percent for the comparable period of fiscal 2020.
On a sequential quarter basis, the $1.49 million net income for the first quarter of fiscal 2021 reflects a six percent decrease from $1.58 million in the fourth quarter of fiscal 2020. The decrease in earnings for the first quarter of fiscal 2021 compared to the fourth quarter of fiscal 2020 was primarily attributable to an increase of $382,000 in non-interest expenses and a decrease of $124,000 in net interest income, partly offset by a $228,000 decrease in the provision for loan losses and a $154,000 increase in non-interest income. Diluted earnings per share for the first quarter of fiscal 2021 were $0.20 per share, down five percent from the $0.21 per share during the fourth quarter of fiscal 2020. Return on average assets was 0.50 percent for the first quarter of fiscal 2021, down from 0.55 percent in the fourth quarter of fiscal 2020; and return on average stockholders’ equity for the first quarter of fiscal 2021 was 4.78 percent, down from 5.14 percent for the fourth quarter of fiscal 2020.

Net interest income decreased $1.41 million, or 15 percent, to $8.17 million in the first quarter of fiscal 2021 from $9.58 million for the same quarter of fiscal 2020, attributable to a decrease in the net interest margin, partly offset by a higher average interest-earning assets balance. The net interest margin during the first quarter of fiscal 2021 decreased 80 basis points to 2.84 percent from 3.64 percent in the same quarter last year, primarily due to a decrease in the average yield of interest-earning assets reflecting primarily downward pressure on adjustable rate instruments as a result of decreases in market interest rates over the last year, partly offset by a much smaller decrease in the average cost of interest-bearing liabilities. The average yield on interest-earning assets decreased by 90 basis points to 3.31 percent in the first quarter of fiscal 2021 from 4.21 percent in the same quarter last year while the average cost of interest-bearing liabilities decreased by 11 basis points to 0.52 percent in the first quarter of fiscal 2021 from 0.63 percent in the same quarter last year. The average balance of interest-earning assets increased by $98.5 million, or nine percent, to $1.15 billion in the first quarter of fiscal 2021 from $1.05 billion in the same quarter last year. The average balance of interest-bearing liabilities increased by $97.5 million, or 10 percent, to $1.04 billion in the first quarter of fiscal 2021 from $942.5 million in the same quarter last year.
The average balance of loans receivable decreased by $10.3 million, or one percent, to $893.0 million in the first quarter of fiscal 2021 from $903.3 million in the same quarter of fiscal 2020. The average yield on loans receivable decreased by 47 basis points to 3.99 percent in the first quarter of fiscal 2021 from an average yield of 4.46 percent in the same quarter of fiscal 2020. Net deferred loan cost amortization in the first quarter of fiscal 2021 increased 191 percent to $466,000 from $160,000 in the same quarter of fiscal 2020 due primarily to higher loan payoffs. Total loans originated and purchased for investment in the first quarter of fiscal 2021 were $48.0 million, down 49 percent from $93.4 million in the same quarter of fiscal 2020. Loan principal payments received in the first quarter of fiscal 2021 were $66.3 million, up 31 percent from $50.8 million in the same quarter of fiscal 2020.
The average balance of investment securities increased by $60.3 million, or 63 percent, to $156.2 million in the first quarter of fiscal 2021 from $95.9 million in the same quarter of fiscal 2020. The average yield on investment securities decreased 134 basis points to 1.22 percent in the first quarter of fiscal 2021 from 2.56 percent for the same quarter of fiscal 2020. The decrease in the average yield was primarily attributable to investment security purchases with a lower average yield than the legacy portfolio of investment securities. During the first quarter of fiscal 2021, the Bank purchased investment securities totaling $82.8 million with an average yield of approximately 0.82%.
In the first quarter of fiscal 2021, the Federal Home Loan Bank – San Francisco (“FHLB”) distributed a $100,000 cash dividend to the Bank on its FHLB stock, down 30 percent from $143,000 in the same quarter last year.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $48.8 million, or 110 percent, to $93.3 million in the first quarter of fiscal 2021 from $44.5 million in the same quarter of fiscal 2020 as a result of deposit growth outpacing loan originations. The average yield earned on interest-earning deposits in the first quarter of fiscal 2021 was 0.10 percent, down 206 basis points from 2.16 percent in the same quarter of fiscal 2020 largely as a result of decreases in the targeted Federal Funds Rate since August 2019.
Average deposits increased $68.5 million, or eight percent, to $899.3 million in the first quarter of fiscal 2021 from $830.8 million in the same quarter of fiscal 2020, primarily due to increases in transaction accounts resulting primarily from government assistance programs related to the COVID-19 pandemic, partly offset by a managed run-off of higher cost time deposits. The average cost of deposits improved, decreasing by 13 basis points to 0.24 percent in the first quarter of fiscal 2021 from 0.37 percent in the same quarter last year.
Transaction account balances or “core deposits” increased $20.7 million, or three percent, to $743.7 million at September 30, 2020 from $723.0 million at June 30, 2020, while time deposits decreased $9.0 million, or five percent, to $161.0 million at September 30, 2020 from $170.0 million at June 30, 2020.
The average balance of borrowings, which consisted of FHLB advances, increased $29.1 million, or 26 percent, to $140.7 million while the average cost of borrowings decreased 30 basis points to 2.26 percent in the first quarter of fiscal 2021, compared to an average balance of $111.6 million with an average cost of 2.56 percent in the same quarter of fiscal 2020. The increase in the average balance of borrowings was primarily due to new borrowings with a lower average cost.
During the first quarter of fiscal 2021, the Company recorded a provision for loan losses of $220,000, in contrast to a $181,000 recovery from the allowance for loan losses recorded during the same period of fiscal 2020 and lower than the provision for loan losses of $448,000 recorded in the fourth quarter of fiscal 2020 (sequential quarter).

The provision for loan losses in the last three quarters was primarily due to a qualitative component established in our allowance for loan losses methodology in response to the COVID-19 pandemic and its continued and forecasted adverse economic impact.
Non-performing assets, with underlying collateral located in California, decreased $392,000, or 13 percent, to $4.5 million, or 0.38 percent of total assets, at September 30, 2020, compared to $4.9 million, or 0.42 percent of total assets, at June 30, 2020. The non-performing loans at September 30, 2020 are comprised of 17 single-family loans ($4.5 million) and one commercial business loan ($27,000). At both September 30, 2020 and June 30, 2020, there was no real estate owned.
Net loan recoveries for the quarter ended September 30, 2020 were $5,000 or 0.00 percent (annualized) of average loans receivable, as compared to net loan recoveries of $34,000 or 0.02 percent (annualized) of average loans receivable for the quarter ended September 30, 2019 and net loan recoveries of $7,000 or 0.00 percent (annualized) of average loans receivable for the quarter ended June 30, 2020 (sequential quarter).
Classified assets at September 30, 2020 were $10.6 million, comprised of $6.0 million of loans in the special mention category, $4.6 million of loans in the substandard category and no real estate owned; while classified assets at June 30, 2020 were $14.1 million, comprised of $8.6 million of loans in the special mention category, $5.5 million of loans in the substandard category and no real estate owned.
For the quarter ended September 30, 2020, one new loan was restructured from its original terms and classified as a restructured loan, while one restructured loan was upgraded to the pass category. The outstanding balance of restructured loans at September 30, 2020 was $2.4 million (eight loans), down seven percent from $2.6 million (eight loans) at June 30, 2020. As of September 30, 2020, all of the restructured loans were classified as substandard non-accrual and all of the restructured loans have a current payment status consistent with their restructuring terms.
The Bank has received requests from borrowers for some type of payment relief due to the COVID-19 pandemic. Since these loans were current on their payments prior to the COVID-19 pandemic, these restructurings are not considered to be troubled debt restructurings at September 30, 2020 pursuant to applicable accounting guidance. The primary method of relief is to allow the borrower to defer loan payments for up to six months, although we have also waived late fees and suspended foreclosure proceedings. As of September 30, 2020, there were 44 single-family loans in forbearance with outstanding balances of approximately $17.2 million or 1.94 percent of gross loans held for investment and one multi-family loan in forbearance with an outstanding balance of approximately $455,000 or 0.05 percent of gross loans held for investment. In addition, as of September 30, 2020, the Bank had one pending request for payment relief for a single-family loan totaling approximately $264,000. Interest income is recognized during the forbearance period unless the loans are classified as non-performing. After the payment deferral period (up to six months), scheduled loan payments will once again become due and payable.  The forbearance amount will be due and payable in full as a balloon payment at the end of the loan term or sooner if the loan becomes due and payable in full at an earlier date. The Company believes the steps it is taking are necessary to effectively manage the loan portfolio and assist its customers through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

The allowance for loan losses was $8.5 million at September 30, 2020, or 0.95 percent of gross loans held for investment, compared to $8.3 million at June 30, 2020, or 0.91 percent of gross loans held for investment. Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at September 30, 2020 under the incurred loss methodology.
Non-interest income increased by $89,000, or eight percent, to $1.16 million in the first quarter of fiscal 2021 from $1.07 million in the same period of fiscal 2020, primarily due to an increase in loan servicing and other fees resulting from higher loan prepayment fees, partly offset by decreases in deposit account fees reflecting reduced transactions as a result of the COVID-19 pandemic. On a sequential quarter basis, non-interest income increased $154,000, or 15 percent, primarily as a result of an increase in loan servicing and other fees also resulting from higher loan prepayment fees.
Non-interest expenses decreased $253,000, or three percent, to $6.99 million in the first quarter of fiscal 2021 from $7.24 million in the same quarter last year due primarily to lower salaries and employee benefits expenses resulting from fewer employees and lower incentive compensation, partly offset by increases in deposit insurance premiums and regulatory assessments (resulting from FDIC insurance premium credits used in the same quarter last year which were not replicated in the first quarter of fiscal 2021) and higher other expenses. On a sequential quarter basis, non-interest expenses increased $382,000 or six percent to $6.99 million from $6.60 million, primarily due to higher salaries and employee benefits expenses resulting from the reversal of incentive compensation accruals in the fourth quarter of fiscal 2020, not replicated in the first quarter of fiscal 2021.
The Company’s efficiency ratio in the first quarter of fiscal 2021 was 75 percent, up from 68 percent in the same quarter last year and 71 percent in the fourth quarter of fiscal 2020 (sequential quarter) primarily due to the decrease in net interest income.
The Company’s provision for income tax was $635,000 for the first quarter of fiscal 2021, down 39 percent from $1.03 million in the same quarter last year primarily due to lower pre-tax income. The effective tax rate in the first quarter of fiscal 2021 was 29.95%. The Company believes that the tax provision recorded in the first quarter of fiscal 2021 reflects its current federal and state income tax obligations.
The Company did not repurchase any shares of its common stock during the quarter ended September 30, 2020 pursuant to its stock repurchase plan. As of September 30, 2020, a total of 371,815 shares or 100 percent of the shares authorized for repurchase under the April 2020 stock repurchase plan are available to purchase.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Thursday, October 29, 2020 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-844-291-5489 and referencing access code number 7785263.  An audio replay of the conference call will be available through Thursday, November 5, 2020 by dialing 1-866-207-1041 and referencing access code number 4191012.

For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to the effect of the COVID-19 pandemic, including on Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes,; including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) - which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance

Contacts:	Craig G. Blunden Chairman and Chief Executive Officer	Donavon P. Ternes President, Chief Operating Officer, and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Assets
Cash and cash equivalents	$66,467	$116,034	$84,250	$48,233	$54,515
Investment securities – held to maturity, at cost	193,868	118,627	69,482	77,161	85,088
Investment securities - available for sale, at fair value	4,416	4,717	4,828	5,237	5,517
Loans held for investment, net of allowance for loan losses of $8,490; $8,265; $7,810; $6,921 and$6,929, respectively; includes $2,240; $2,258; $3,835; $4,173 and $4,386 at fair value, respectively	884,953	902,796	914,307	941,729	924,314
Accrued interest receivable	3,373	3,271	3,154	3,292	3,380
FHLB – San Francisco stock	7,970	7,970	8,199	8,199	8,199
Premises and equipment, net	10,099	10,254	10,606	10,967	11,215
Prepaid expenses and other assets	12,887	13,168	12,741	12,569	13,068

Total assets	$1,184,033	$1,176,837	$1,107,567	$1,107,387	$1,105,296

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$114,537	$118,771	$86,585	$85,846	$85,338
Interest-bearing deposits	790,149	774,198	749,246	747,804	746,398
Total deposits	904,686	892,969	835,831	833,650	831,736

Borrowings	136,031	141,047	131,070	131,085	131,092
Accounts payable, accrued interest and other liabilities	18,657	18,845	17,508	18,876	20,299
Total liabilities	1,059,374	1,052,861	984,409	983,611	983,127

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-	-	-
Common stock, $.01 par value (40,000,000
  shares authorized; 18,097,615; 18,097,615;
  18,097,615; 18,097,615 and 18,091,865
  shares issued, respectively; 7,441,259;
  7,436,315; 7,436,315; 7,483,071 and
  7,479,682 shares outstanding, respectively)

	181	181	181	181	181
Additional paid-in capital	95,948	95,593	95,355	95,118	94,795
Retained earnings	194,789	194,345	193,802	193,704	192,354
Treasury stock at cost (10,656,356; 10,661,300; 10,661,300; 10,614,544 and 10,612,183 shares, respectively)
	(166,358)	(166,247)	(166,247)	(165,360)	(165,309)
Accumulated other comprehensive income, net of tax	99	104	67	133	148

Total stockholders’ equity	124,659	123,976	123,158	123,776	122,169

Total liabilities and stockholders’ equity	$1,184,033	$1,176,837	$1,107,567	$1,107,387	$1,105,296

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarters (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Interest income:
Loans receivable, net	$8,917	$9,128	$9,622	$10,320	$10,075
Investment securities	478	461	478	567	614
FHLB – San Francisco stock	100	102	144	145	143
Interest-earning deposits	24	36	186	189	246
Total interest income	9,519	9,727	10,430	11,221	11,078

Interest expense:
Checking and money market deposits	91	91	106	117	110
Savings deposits	78	100	131	131	134
Time deposits	382	452	509	530	532
Borrowings	802	794	794	804	720
Total interest expense	1,353	1,437	1,540	1,582	1,496

Net interest income	8,166	8,290	8,890	9,639	9,582
Provision (recovery) for loan losses	220	448	874	(22)	(181)
Net interest income, after provision (recovery) for loan losses	7,946	7,842	8,016	9,661	9,763

Non-interest income:
Loan servicing and other fees	405	188	131	367	133
Deposit account fees	310	289	423	451	447
Card and processing fees	364	333	360	371	390
Other	80	195	187	155	100
Total non-interest income	1,159	1,005	1,101	1,344	1,070

Non-interest expense:
Salaries and employee benefits	4,443	3,963	4,966	4,999	4,985
Premises and occupancy	903	862	845	880	878
Equipment	275	274	314	262	279
Professional expenses	414	349	351	331	408
Sales and marketing expenses	113	267	177	212	117
Deposit insurance premiums and regulatory assessments	134	130	54	59	(16)
Other	703	758	798	811	587
Total non-interest expense	6,985	6,603	7,505	7,554	7,238

Income before taxes	2,120	2,244	1,612	3,451	3,595
Provision for income taxes	635	660	467	1,053	1,033
Net income	$1,485	$1,584	$1,145	$2,398	$2,562

Basic earnings per share	$0.20	$0.21	$0.15	$0.32	$0.34
Diluted earnings per share	$0.20	$0.21	$0.15	$0.31	$0.33
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/20	06/30/20	03/31/20	12/31/19	09/30/19
SELECTED FINANCIAL RATIOS:
Return on average assets	0.50%	0.55%	0.41%	0.87%	0.95%
Return on average stockholders’ equity	4.78%	5.14%	3.70%	7.81%	8.46%
Stockholders’ equity to total assets	10.53%	10.53%	11.12%	11.18%	11.05%
Net interest spread	2.79%	2.89%	3.23%	3.53%	3.58%
Net interest margin	2.84%	2.95%	3.30%	3.59%	3.64%
Efficiency ratio	74.91%	71.04%	75.12%	68.78%	67.95%
Average interest-earning assets to average interest-bearing liabilities	110.62%	110.80%	111.39%	111.43%	111.61%

SELECTED FINANCIAL DATA:
Basic earnings per share	$ 0.20	$ 0.21	$ 0.15	$ 0.32	$ 0.34
Diluted earnings per share	$ 0.20	$ 0.21	$ 0.15	$ 0.31	$ 0.33
Book value per share	$ 16.75	$ 16.67	$ 16.56	$ 16.54	$ 16.33
Average shares used for basic EPS	7,436,476	7,436,315	7,468,932	7,482,300	7,482,435
Average shares used for diluted EPS	7,457,282	7,485,019	7,590,348	7,658,050	7,647,763
Total shares issued and outstanding	7,441,259	7,436,315	7,436,315	7,483,071	7,479,682

LOANS ORIGINATED AND PURCHASED FOR INVESTMENT:
Mortgage loans:
Single-family	$ 23,199	$ 11,206	$ 9,654	$ 52,671	$ 33,629
Multi-family	21,847	32,876	12,850	20,164	56,476
Commercial real estate	1,860	-	5,570	6,479	2,419
Construction	1,140	-	774	2,313	896
Other	-	143	-	-	-
Consumer loans	-	-	-	1	-
Total loans originated and purchased for investment	$ 48,046	$ 44,225	$ 28,848	$ 81,628	$ 93,420

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of	As of	As of	As of	As of
	09/30/20	06/30/20	03/31/20	12/31/19	09/30/19
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$ 370	$ 270	$ 250	$ 250	$ 250
Allowance for loan losses	$ 8,490	$ 8,265	$ 7,810	$ 6,921	$ 6,929
Non-performing loans to loans held for investment, net	0.51%	0.55%	0.40%	0.36%	0.57%
Non-performing assets to total assets	0.38%	0.42%	0.33%	0.31%	0.47%
Allowance for loan losses to gross loans held
for investment	0.95%	0.91%	0.85%	0.73%	0.74%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	0.00%	0.00%	(0.01)%	(0.01)%	(0.02)%
Non-performing loans	$ 4,532	$ 4,924	$ 3,635	$ 3,427	$ 5,230
Loans 30 to 89 days delinquent	$ 2	$ 219	$ 2,827	$ 986	$ 990

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/20	06/30/20	03/31/20	12/31/19	09/30/19
Recourse provision for loans sold	$ 100	$ 20	$ -	$ -	$ -
Provision (recovery) for loan losses	$ 220	$ 448	$ 874	$ (22)	$ (181)
Net loan charge-offs (recoveries)	$ (5)	$ (7)	$ (15)	$ (14)	$ (34)

	As of	As of	As of	As of	As of
	09/30/20	06/30/20	03/31/20	12/31/19	09/30/19
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.64%	10.13%	10.36%	10.24%	10.21%
Common equity tier 1 capital ratio	16.94%	17.51%	17.26%	16.62%	16.32%
Tier 1 risk-based capital ratio	16.94%	17.51%	17.26%	16.62%	16.32%
Total risk-based capital ratio	18.19%	18.76%	18.45%	17.65%	17.37%

	As of September 30,
	2020		2019
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$ 600	0.32%	$ 800	2.63%
U.S. SBA securities	2,044	0.60	2,876	2.85
U.S. government sponsored enterprise MBS	191,224	1.27	81,412	2.91
Total investment securities held to maturity	$ 193,868	1.26%	$ 85,088	2.91%

Available for sale (at fair value):
U.S. government agency MBS	$ 2,726	3.08%	$ 3,413	3.92%
U.S. government sponsored enterprise MBS	1,506	3.45	1,851	4.72
Private issue collateralized mortgage obligations	184	3.70	253	4.65
Total investment securities available for sale	$ 4,416	3.23%	$ 5,517	4.22%

Total investment securities	$ 198,284	1.30%	$ 90,605	2.99%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	As of September 30,
	2020		2019
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$ 288,790	3.93%	$ 328,332	4.39%
Multi-family (5 or more units)	482,900	4.19	479,597	4.39
Commercial real estate	105,207	4.67	110,652	5.00
Construction	8,787	6.20	5,912	7.17
Other mortgage	142	5.25	-	-
Commercial business	923	6.47	368	6.57
Consumer	100	15.00	144	15.25
Total loans held for investment	886,849	4.19%	925,005	4.48%

Advance payments of escrows	39		34
Deferred loan costs, net	6,555		6,204
Allowance for loan losses	(8,490)		(6,929)
Total loans held for investment, net	$ 884,953		$ 924,314

Purchased loans serviced by others included above	$ 20,777	3.72%	$ 32,441	3.77%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of September 30,
	2020		2019
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – non interest-bearing	$ 114,537	-%	$ 85,338	-%
Checking accounts – interest-bearing	302,072	0.09	263,400	0.12
Savings accounts	281,863	0.11	256,880	0.20
Money market accounts	45,262	0.23	34,959	0.36
Time deposits	160,952	0.89	191,159	1.14
Total deposits	$ 904,686	0.23%	$ 831,736	0.38%

BORROWINGS:
Overnight	$ -	-%	$ -	-%
Three months or less	10,000	3.92	-	-
Over three to six months	10,000	3.79	-	-
Over six months to one year	26,031	1.42	-	-
Over one year to two years	30,000	1.90	41,092	2.78
Over two years to three years	20,000	2.00	30,000	1.90
Over three years to four years	20,000	2.50	20,000	2.00
Over four years to five years	20,000	2.70	20,000	2.50
Over five years	-	-	20,000	2.70
Total borrowings	$136,031	2.32%	$131,092	2.41%

(1) The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	September 30, 2020		September 30, 2019
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:
Held to maturity:
Loans receivable, net	$ 892,971	3.99%	$ 903,272	4.46%
Investment securities	156,235	1.22	95,945	2.56
FHLB – San Francisco stock	7,970	5.02	8,199	6.98
Interest-earning deposits	93,276	0.10	44,511	2.16
Total interest-earning assets	$ 1,150,452	3.31%	$ 1,051,927	4.21%
Total assets	$ 1,182,076		$ 1,083,335

Deposits	$ 899,286	0.24%	$ 830,820	0.37%
Borrowings	140,711	2.26	111,641	2.56
Total interest-bearing liabilities	$ 1,039,997	0.52%	$ 942,461	0.63%
Total stockholders’ equity	$ 124,344		$ 121,182

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

ASSET QUALITY:
	As of	As of	As of	As of	As of
	09/30/20	06/30/20	03/31/20	12/31/19	09/30/19
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$ 2,084	$ 2,281	$ 1,875	$ 1,607	$ 2,737
Construction	-	-	-	-	1,139
Total	2,084	2,281	1,875	1,607	3,876

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	2,421	2,612	1,726	1,783	1,316
Commercial business loans	27	31	34	37	38
Total	2,448	2,643	1,760	1,820	1,354

Total non-performing loans (1)	4,532	4,924	3,635	3,427	5,230

Real estate owned, net	-	-	-	-	-
Total non-performing assets	$ 4,532	$ 4,924	$ 3,635	$ 3,427	$ 5,230
(1)    The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value adjustments.